UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DIGIRAD CORPORATION

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FOR IMMEDIATE RELEASE

ISS AND GLASS LEWIS RECOMMEND VOTE FOR ALL DIGIRAD NOMINEES

ON THE WHITE PROXY CARD

Nation’s Two Leading Independent Proxy Voting Advisory Services Reject All of Red

Oak Partners’ Director Nominees

POWAY, CA – April 23, 2013 – Digirad Corporation (NASDAQ: DRAD) announced today that Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two leading independent proxy advisory firms, have recommended that stockholders vote for all five of Digirad’s nominees - Jeffrey E. Eberwein, John M. Climaco, Charles M. Gillman, James B. Hawkins, and John W. Sayward - and all other company proposals, on the WHITE proxy card at Digirad’s 2013 Annual Meeting of Stockholders to be held on May 3, 2013.

In its April 22, 2013 report recommending that Digirad stockholders elect all five of the Board’s nominees, ISS states:

“…the dissidents have not put forth nor does there appear to be a clear course of action that should be taken instead of what the board is currently doing. In this case, we highlight the changes the company has made in the last year including: a resized management team, a new strategic plan, a process to refocus its business model and rationalize its cost structure, and the positive governance changes. The dissident plan left of us wanting in light of these events. Accordingly, the dissident has not made a compelling case that change at the board level is warranted.”

In its April 22, 2013 report, Glass Lewis states:

“…we take issue with certain aspects of the plan that the Dissident seeks to implement. In particular, the Dissident appears to us to be advocating a plan involving more board-level strategic reviews, despite the fact that the current board has conducted and completed such a review approximately two months ago. As such, we believe that giving board control to the Dissident Nominees at this time may result in costly delays in terms of implementing the Company’s restructuring plan.”

Jeff Eberwein, Digirad’s Chairman of the Board, said, “We are very pleased that ISS and Glass Lewis have recommended in favor of all of the Company’s highly qualified director nominees. We believe our directors have the right experience and qualifications to drive long term stockholder value. We are focused on maximizing cash flow from Digirad’s Imaging Solutions service business and reducing costs aggressively, and are committed to returning value to stockholders. We believe that the ISS and Glass Lewis reports present a fair picture of our Company’s challenges and the steps we are taking to move our strategy forward and build value for all of our stockholders.”

Digirad’s Board urges Digirad stockholders to support Digirad’s Board and management by voting FOR the five nominees proposed by the Board and FOR all other company proposals on the WHITE proxy card, and to not return any proxy card sent by Red Oak Partners.

Stockholders who have questions or need assistance voting their shares should contact InvestorCom, Inc., which is assisting Digirad in connection with this year’s Annual Meeting, at the numbers set forth below.

InvestorCom, Inc.

Stockholders Call Toll Free: 877-972-0090

Banks and Brokers Call Collect: 203-972-9300